UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Altaba Inc.

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September 11, 2017

Dear Fellow Investors:

We are asking for your vote on a number of important proposals at Altaba’s first annual meeting, to be held October 24, 2017. We would like to take this opportunity to explain what we are asking from you and why.

Our Board of Directors unanimously recommends that you vote for all of the nominees of the Board in Proposal 1 and that you vote for Proposals 2, 3, 4 and 5. The Board also unanimously recommends that you vote against Proposals 6 and 7.

On June 13 of this year, Yahoo! Inc. completed the sale of its operating business to Verizon Communications Inc. and was renamed Altaba Inc. In the three short months since then, we have taken significant steps forward with our plan to create value for our stockholders. On June 19, we completed a $3 billion repurchase of our stock and, on July 31, announced a $5 billion stock repurchase program which is now under way. We also added Richard L. Kauffman to our Board to add significant financial experience that will help us continue to execute our plan.

At this year’s annual meeting, we are asking you to vote for the proposals that will keep us on this path. While some are straightforward, such as the election of directors (Proposal 1) and the ratification of our public accounting firm (Proposal 4), others require explanation as they are driven by our new investment company structure.

Because Altaba, unlike Yahoo, has no operating business and its assets consist of equity investments, investments in short-term, high-quality debt securities and cash, we were required to register as a closed-end management investment company under the Investment Company Act of 1940. We often refer to Altaba as “the Fund” because that is now what we are.

Among the measures we are asking you to approve are investment advisory agreements with BlackRock Advisors LLC and Morgan Stanley Smith Barney LLC (Proposals 2 and 3). As many of you know, we currently have a substantial portfolio of short-term, high-quality debt securities that requires day-to-day management while the underlying cash is being returned to our stockholders. Under the investment company rules governing Altaba, we are required to obtain approval from our stockholders for these important agreements.

Funds like Altaba are not allowed to compensate their management teams and boards with customary equity linked compensation such as stock options, restricted stock units, stock grants and similar equity awards. More importantly, there is no benefit to basing long-term compensation on the simple appreciation of our stock price, because that price is heavily influenced by changes in the market value of our holdings in Alibaba and Yahoo Japan. Instead, we compare our stock price to Altaba’s net asset value (total assets minus liabilities) on a pre -tax basis (i.e., before deferred tax liabilities on unrealized appreciation). Our shares now trade at a very substantial discount to our pre-tax net asset value, and one of the key ways we seek to create shareholder value and align our executive management’s and Board members’ interests with shareholders is to reduce that discount over time.

We are therefore asking you to approve a long-term, deferred compensation incentive plan that incentivizes our executive management team by rewarding only a substantial narrowing of the discount from today’s levels, through the issuance of executive management awards that vest over time and are subject to increase or decrease in value based on the reduction in discount achieved (Proposal 5). The Plan also requires eligible members of our Board to contribute at least 50% of their annual compensation into the plan and such amounts are subject to increase or decrease in accordance with the same performance metrics applied to the awards granted to the members of our executive management team.

Narrowing the discount is the centerpiece of our plan to create value. Shortly after the Verizon sale, we outlined our plan to:

•	manage all the assets, liabilities and contingencies that remain with Altaba consistent with our stated investment objective and policies;

•	return substantially all of our cash to stockholders over time (retaining what we need to cover liabilities and operate the Fund);

•	manage our large equity positions in Alibaba and Yahoo Japan without attempting to time the market or respond to market movements in the prices of those shares; and,

•	take what actions we can to reduce the discount at which Altaba trades relative to the value of its net assets on a pre-tax basis.

Your vote at this year’s annual meeting is very important. We encourage you to follow the Board’s recommendations by voting for all of the nominees of the Board in Proposal 1, for Proposals 2, 3, 4 and 5, and against Proposals 6 and 7. Voting with the Board’s recommendations will help us continue to execute our plan to create value for all stockholders.

All of the Proposals are described in more detail in our proxy statement that contains important additional information regarding our annual meeting. We encourage you to read it carefully.

If you have questions on any of the proposals or other matters described in our proxy statement, please direct your inquiry to Georgeson LLC toll-free at 1-866-219-9786.

We thank you in advance for your support.

Sincerely,

Eric Brandt	Thomas J. McInerney
Chairman of the Board	Chief Executive Officer
Altaba Inc.	Altaba Inc.